Exhibit 99.B(d)(15)

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Axiom Investors

As of December 23, 2015, as amended September 15, 2016 and January 3, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund	[REDACTED]

Small Cap Fund	[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Axiom Investors

By:	/s/ James Smigiel	By:	/s/ Edward Azimi

Name:	James Smigiel	Name:	Edward Azimi

Title:	Chief Investment Officer	Title:	Chief Operating Officer